Exhibit 5

November 26, 2019

American Financial Group, Inc.
301 East Fourth Street, 40th Floor
Cincinnati, Ohio 45202

Ladies and Gentlemen:

In connection with the issuance by American Financial Group, Inc., an Ohio corporation (“AFG”), of its 5.125% Subordinated Debentures due 2059 (the “Debentures”), pursuant to and as described in (a) the Registration Statement of AFG on Form S-3 (Registration No. 333-223216) (the “Registration Statement”), which was filed by AFG with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (b) the related prospectus dated February 26, 2018, as supplemented by the prospectus supplement relating to the sale of the Debentures dated November 21, 2019 (as so supplemented, the “Prospectus”), as filed by AFG with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, certain legal matters with respect to the Debentures are being passed upon for you by us. At your request, this opinion letter is being furnished to you for filing as Exhibit 5 to the Current Report of AFG on Form 8-K to be filed with the Commission on the date of this letter (the “Form 8-K”).

The Debentures are to be issued and the terms of the Debentures are to be established pursuant to the Indenture dated as of September 23, 2014 (the “Original Indenture”) as proposed to be supplemented by the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”) to be dated as of December 2, 2019 (the Original Indenture, as supplemented through and including the Fourth Supplemental Indenture, the “Indenture”).

In reaching the conclusions expressed in this opinion letter, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and the Amended and Restated Code of Regulations of AFG; (ii) copies of resolutions of the Board of Directors of AFG, and committees thereof, authorizing the issuance of the Debentures and related matters; (iii) the Registration Statement and all exhibits thereto, including the Form T-1, Statement of Eligibility of Trustee of U.S. Bank National Association; (iv) the Indenture; and (v) such other documents and instruments as we have deemed necessary for the expression of opinion contained in this opinion letter. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion letter, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of AFG and upon documents, records and instruments furnished to us by AFG, without independent check or verification of their accuracy.

Keating Muething & Klekamp PLL

Attorneys at Law

One East Fourth Street | Suite 1400 | Cincinnati, Ohio 45202

P: 513.579.6400 | F: 513.579.6457 | kmklaw.com

American Financial Group, Inc.
November 26, 2019

Based upon and subject to the foregoing, we are of the opinion that upon the execution and delivery of the Fourth Supplemental Indenture, when the Debentures have been duly executed and authenticated in accordance with the terms of the Indenture and paid for in accordance with the terms of the Purchase Agreement dated as of November 21, 2019 among AFG and the underwriters named in such Purchase Agreement, the Debentures will be valid and binding obligations of AFG.

We consent to be named in the Registration Statement and the Prospectus as the attorneys who have passed upon legal matters in connection with the issuance of the Debentures and to the filing of this opinion letter as an exhibit to the Form 8-K. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

Keating Muething & Klekamp PLL